Exhibit 4.17

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company:

Pecos Pipeline LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

FOURTH: The name and address of the member is:

Chama Pipeline Holding LLC, 1000 Louisiana, Suite 1500, Houston, Texas 77002

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 6th day of April, A.D. 2009.

By:	/s/ Paul Boling
Authorized Person(s)

Name:	Paul Boling, Vice-President, signing on behalf of Carrizo Oil & Gas, Inc., Member